             As filed with the Securities and Exchange Commission
                              on November 6, 1997

                                                       Registration No. 33-78406

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        Post-Effective Amendment No. 1

                                      to

                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                              MapInfo Corporation
              (Exact name of issuer as specified in its charter)

          DELAWARE                                              06-1166630
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)


              ONE GLOBAL VIEW, TROY, NEW YORK                 12180
         (Address of Principal Executive Offices)           (Zip Code)

                  EMPLOYEE NON-QUALIFIED STOCK OPTION PLAN I
                  EMPLOYEE NON-QUALIFIED STOCK OPTION PLAN II
                           (Full title of the Plan)

                             MARK G. BORDEN, ESQ.
                               HALE AND DORR LLP
                          BOSTON, MASSACHUSETTS 02109
                    (Name and address of agent for service)

                                (617) 526-6000
         (Telephone number, including area code, of agent for service)

================================================================================

     Pursuant to a Registration Statement on Form S-8 (File No. 33-78406) (the "Registration Statement"), MapInfo Corporation, a New York Corporation ("MapInfo New York"), registered under the Securities Act of 1933, as amended (the "Act"), 467,962 shares of common stock, .002 par value per share, of MapInfo New York, which shares were to be issued pursuant to MapInfo New York's Employee Non-Qualified Stock Plan I and Employee Non-Qualified Stock Plan II (the "Shares of Common Stock").

     On November 6, 1997, MapInfo New York merged into MapInfo Corporation, a Delaware corporation and a wholly-owned subsidiary of MapInfo New York (the "Company").

     Pursuant to Rule 414(d) promulgated under the Act, the Company hereby adopts as its own registration statement for all purposes of the Act and the Securities Exchange Act of 1934 the Registration Statement. Moreover, the Company hereby amends and restates the following item of the Registration Statement for the purpose of reflecting material changes resulting from the merger.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 6.   Indemnification
               ---------------

     Article Seventh of the Registrant's Certificate of Incorporation (the "Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article Eighth of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonable believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article Eighth of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reasons of such position, if such persons shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Registrant holds a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of New York, on the 6th day of November, 1997.



                                    MAPINFO CORPORATION

                                    /s/ D. Joseph Gersuk
                                    ---------------------------------
                                    D. Joseph Gersuk
                                    Vice President and Chief Financial
                                    Officer (Principal Financial
                                    and Accounting Officer)

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Post-Effective Amendment No. 1 to be signed by the following persons and in the capacities and on the dates indicated.

      Signature                     Title                         Date
      ---------                     -----                         ----

/s/ Michael D. Marvin        Chairman of the Board           November 6, 1997
----------------------
Michael D. Marvin

/s/ John C. Cavalier         President, Chief Executive      November 6, 1997
----------------------       Officer and Director
John C. Cavalier             (Principal Executive Officer)

/s/ D. Joseph Gersuk         Vice President and Chief        November 6, 1997
----------------------       Financial Officer (Principal
D. Joseph Gersuk             Financial and Accounting
                             Officer)

/s/ John F. Haller           Director                        November 6, 1997
----------------------
John F. Haller

/s/ Laszlo C. Bardos         Director                        November 6, 1997
----------------------
Laszlo C. Bardos


/s/ John F. Burton           Director                        November 6, 1997
----------------------
John F. Burton

/s/ George C. McNamee        Director                        November 6, 1997
----------------------
George C. McNamee

/s/ James A. Perakis         Director                        November 6, 1997
----------------------
James A. Perakis

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number                          Description
------                          -----------
  4.1 (1)  Certificate of Incorporation of the Registrant
  4.2 (1)  By-Laws of the Registrant
  5        Opinion of Hale and Dorr LLP
  23.1     Consent of Hale and Dorr LLP (included in Exhibit 5)
  23.2     Consent of Coopers & Lybrand L.L.P.
  24  (2)  Power of Attorney


_________________
(1) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated November 6, 1997.
(2)  Previously filed.